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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


EVI ANNOUNCES SALE OF MALLARD DRILLING FOR $338 MILLION


September 16, 1996, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced the signing of a definitive agreement to sell its Mallard Drilling rig contracting division to Parker Drilling Company for total consideration of $338 million, consisting of $313 million in cash and $25 million in convertible preferred stock.

The transaction will close shortly after the completion of necessary financing by Parker, which is expected to occur prior to December 31, 1996.

The sale of Mallard will allow EVI to focus on its core oilfield equipment manufacturing businesses: drill pipe, premium tubulars and artificial lift. In the past six months EVI has completed four acquisitions in the premium tubular and artificial lift business: ENERPRO, TCA, PSI and Superior. The Company believes these segments offer further opportunities for significant growth. The Company's focus and its use of capital over the next year will be to continue the growth of its oilfield equipment business.

EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures drill pipe and premium tubulars, production equipment and provides rig contracting services.


Contact:

James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400